Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NioCorp Developments Ltd. on Form S-4 [FILE NO. 333-268227] of our report dated February 23, 2023 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of GX Acquisition Corp. II for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, New York

February 23, 2023